Exhibit 10.2

March 13, 2025

Jane Chung

Appointment Letter

Dear Jane:

We are pleased to offer you a position with Sutro Biopharma, Inc. (the “Company”), as Chief Executive Officer (“CEO”), reporting to Connie Matsui, the Chair of the Company’s Board of Directors (the “Board”), effective March 13, 2025 (the “Effective Date”). While you serve as Chief Executive Officer, you will also serve on the Board. You agree that, in the event you cease to serve as Chief Executive Officer, you shall resign your position as a member of the Board effective no later than the date you cease to serve as Chief Executive Officer.

1. Compensation

a. Base Pay. As of the Effective Date, you will earn an annual salary of $675,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base pay will be periodically reviewed as a part of the Company’s regular reviews of compensation.

b. Bonus Eligibility. In each calendar year during your employment with the Company as CEO, you will be eligible to receive an annual bonus dependent on the achievement of Company’s corporate goals, which will be based on Company objectives established by the Compensation Committee of the Board, in their discretion. Your target bonus will be up to sixty percent (60%) of your base salary, assuming the full achievement of the Company’s corporate goals as determined solely by the Board. Your 60% target bonus will apply retroactively to determine your annual bonus for fiscal year 2024 and for all future fiscal years, so long as you are employed as the Company’s CEO. For fiscal year 2024, since the Compensation Committee determined that the Company’s corporate goals have been achieved at 65%, your bonus will be equal to $218,4001. Any bonus that you earn will be paid to you within two and one-half (2-1/2) months of the end of the calendar year in which it is earned, and shall be paid in cash, less any usual, required withholding.

2. Stock Equity

a.
In recognition of your promotion to CEO and your performance, subject to Board (or Compensation Committee) approval, the Company will grant you an option to purchase 620,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as approved by the Board. 1/48th of the shares subject to the option shall vest monthly, starting on May 4, 2025, such that the option will be fully vested on April 4, 2029,, subject to your continuing employment with the Company as CEO on each vesting date. This option grant shall be subject to the terms and conditions of the

1 560,000 (your 2024 base salary ) X 0.6 X 0.65 = $218,400.

Company’s 2018 Equity Incentive Plan and Global Stock Option Award Agreement, including vesting requirements. No right to any stock is earned or accrued until vesting occurs, nor does the grant confer any right to continue vesting or employment. In addition to your option grant, you will receive a grant of 310,000 shares of Restricted Stock Units (RSUs). This grant will vest annually, from your start date, over 4 years at the rate of 25% each year. This RSU grant shall be subject to the terms and conditions of the Plan and RSU Agreement, including vesting requirements. No right to any stock is earned or accrued until vesting occurs, nor does the grant confer any right to continue vesting or employment.
b.
You may be eligible for annual equity awards at the discretion of the Board. Further, to the extent the Company closes a meaningful equity financing in 2025, the Compensation Committee agrees to revisit your equity award amount for fiscal year 2025 when determining you refresh equity awards for fiscal year 2026.

3. Employee Benefits

a. Group Plans. You will continue to be eligible to receive certain employee benefits including health insurance, life insurance and disability insurance, with reasonable and customary coverages and deductibles or co-payments.

b. Paid Time Off. Subject to the Company’s PTO Policy, you will continue to be eligible for 20 days Paid Time Off (PTO), accrued on a monthly basis at the rate of 13.34 hours per month. Your PTO will increase to 25 days on your fifth year of service with the Company. You will also be eligible for a number of paid holidays each year, in accordance with the Company’s PTO Policy.

c. 401k. You will continue to be eligible to participate in the Company’s 401k plan.

d. Employee Stock Purchase Program (ESPP). You will continue to be eligible to participate in the Company’s ESPP.

4. Change of Control/Severance Eligibility

You will continue to be a participant in the Company’s Change of Control and Severance Plan (the “Severance and CIC Plan”) and, effective on the Effective Date, your benefits will be provided under Tier 1 of the Severance and CIC Plan. Your benefits under the Severance and CIC Plan are subject to all conditions set forth in the Severance and CIC Plan, including the execution and non-revocation of a general release of all claims in the form prescribed by the Company. We have included a copy of the Severance and CIC Plan for your reference as Exhibit A.

5. Additional Important Information

a.
At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.
b.
Confidentiality & Arbitration Agreement. Your At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated August 16, 2021, will continue to be applicable. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees.
c.
Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
d.
General Obligations. As a Company employee, you will be expected to abide by the Company’s rules and standards, including the Company’s rules of conduct, which are included in the Company Handbook.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any prior offer letters or employment agreement with the Company. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Board and you.

For the Company

Connie Matsui

Chair of the Board of Directors

ACCEPTED AND AGREED:

Signature:

/s/ Jane Chung

Printed Name:

Jane Chung

Date:

3/13/2025

Enclosures:

Exhibit A: Severance and CIC Plan

EXHIBIT A

Severance and CIC Plan